A  C  I ARMANDO C. IBARRA
                  CERTIFIED PUBLIC ACCOUNTANTS
                   A PROFESSIONAL CORPORATION



Armando C. Ibarra, C.P.A.
Members of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board


January 24, 2006



To Whom It May Concern:


The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the Incorporation by reference our audit report of January 19, 2006 (amended), on the audited financial statements of Valcom, Inc. as of September 30, 2005 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,


/s/ ARMANDO C. IBARRA, C.P.A.
-----------------------------
    ARMANDO C. IBARRA, C.P.A.


                     371 E. STREET, CHULA VISTA, CA 91910
                              TEL: (619) 422-1348
                              FAX: (619) 422-1465